Exhibit 10.72b

Confidential SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”)

Monro, Inc. (“Monro”) and Matt Henson, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Mr. Henson”), collectively “the Parties,” agree that:

1.Acknowledgement of Separation from Employment.  Mr. Henson’s last day of employment with Monro is March 30, 2024 (“Separation Date). Mr. Henson will be paid his regular base salary through the Separation Date.  The Employment Agreement by and between Mr. Henson and Monro, dated July 6, 2021 (the “Employment Agreement”), will terminate as of the Separation Date.

2.Consideration.

a.Continued Base Salary.  Monro agrees to pay Mr. Henson his base salary at its current rate through the Separation Date,  less applicable withholding for federal, state, and local taxes, including F.I.C.A.

b.Severance Payment.  In consideration for signing this Agreement and complying with its terms, including Mr. Henson’s execution and non-revocation of this Agreement and subject to his continued compliance with paragraph 7 below,  Monro agrees to pay to Mr. Henson Three Hundred and Sixty-Four Thousand, Two Hundred and Eight Dollars ($364,208.00), the equivalent of one year’s base salary, less applicable withholding for federal, state, and local taxes, including F.I.C.A. (the “Payment Amount”).  The Payment Amount will be made in equal installments in accordance with the Company’s normal payroll cycle over the 12-month period following the Separation Date, provided, however, Monro may withhold installments until Mr. Henson has executed this Agreement and not revoked it within the period provided below, at which time any withheld installments shall be paid (without interest).  The Company will issue Employee an IRS Form W-2 to include such amounts.

c.FY24 Pro Rata Bonus.    In consideration for signing this Agreement and complying with its terms, including Mr. Henson’s execution and non-revocation of this Agreement and subject to his continued compliance with paragraph 7 below, Monro agrees to pay Mr. Henson a pro rata bonus calculated under the Company’s bonus plan, based on the Company’s actual performance during fiscal year 2024, less applicable withholding for federal, state, and local taxes, including F.I.C.A.  Provided, however, Mr. Henson’s entitlement to a FY24 pro rata bonus is conditioned on an award to similarly-situated executives under the terms and conditions of the Company’s bonus plan.  Mr. Henson will not be eligible for any other bonus payments or incentives.  The Company will issue Employee an IRS Form W-2 to include such amounts.

d.Equity Awards.  In consideration for signing this Agreement, and complying with its terms, including Mr. Henson’s execution and non-revocation of this Agreement and subject to his continued compliance with paragraph 7 below:

(i)All stock options granted to Mr. Henson, including any restricted stock units, that have neither expired nor been previously exercised by Mr. Henson through the Separation Date shall be deemed fully vested effective on the Separation Date, provided Mr. Henson executes this Agreement and does not revoke the same. With respect to his vested and unexpired stock options, Mr. Henson may exercise for a period of 90 days following such date but, in no case, beyond each such option’s specified expiration date, in accordance with the terms and conditions of such grant.

(ii)With respect to Mr. Henson’s outstanding performance stock units, such units will be eligible to vest on a pro-rata basis based (y) on the period of time Mr. Henson was employed during the performance period; and (z) on the Company’s achievement of the applicable performance goals, all in accordance with the other terms and conditions of any such plan or grant.

e.Benefits.  All benefits in which Mr. Henson is currently enrolled, including but not necessarily limited to health, dental, vision, and disability insurance, shall end effective on the Separation Date.  Mr. Henson may continue such coverages, to the extent permitted by applicable law, at his own cost pursuant to COBRA.

3.No Consideration Absent Execution of this Agreement.  Mr. Henson understands and agrees that he would not receive the monies and/or benefits specified in paragraphs 2(b), 2(c) and 2(d) above, except for his execution of this Agreement, and the fulfillment of the promises contained herein,  including Mr. Henson’s execution and non-revocation of this Agreement and subject to his continued compliance with paragraph 7 below.

4.General Release, Claims Not Released and Related Provisions

a.General Release of All Claims.  Mr. Henson knowingly and voluntarily releases and forever discharges Monro, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their insurers, employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which he has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Older Worker Benefit Protection Act (“OWBPA”);
•	The National Labor Relations Act;
•	The Occupational Health and Safety Act;
•	The Worker Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Genetic Information Nondiscrimination Act of 2008;
•	The anti-retaliation provisions of the Fair Labor Standards Act
•	The New York State Human Rights Law;
•	The New York Executive Law;
•	The New York Labor Law;
•	The New York Civil Rights Law;
•	The New York Equal Pay Law;
•	The New York Whistleblower Law;
•	The New York Wage-Hour and Wage Payment Laws and Regulations;
•	The New York Minimum Wage Law;
•	The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;
•	The New York State Worker Adjustment and Retraining Notification Act;
•	The Florida Civil Rights Act;
•	Any Florida anti-discrimination or anti-retaliation law;
•	Any Florida overtime, wage payment, or leave law;
•	any other federal, state or local law, rule, regulation, or ordinance;
•	any public policy, contract, tort, or common law; or
•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.Claims Not Released.  Mr. Henson is not waiving any rights he may have to: (a) his own vested accrued employee benefits under Monro’s health, welfare, or retirement benefit plans as of the Separation Date; (b) pursue claims which by law cannot be waived by signing this Agreement; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.

c.Governmental Agencies.  Nothing in this Agreement prohibits or prevents Mr. Henson from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency.  However, to the maximum extent permitted by law, he agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

d.Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, Mr. Henson waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Monro or any other Releasee identified in this Agreement is a party.

5.Acknowledgments and Affirmations.

Mr. Henson affirms that he has not filed, caused to be filed, or presently is a party to any claim against Monro.

Mr. Henson also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date he signs this Agreement other than those payments agreed to herein.

Mr. Henson affirms that he has been granted or will be granted by his Separation Date any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.    Mr. Henson further affirms that he has no known workplace injuries or occupational diseases.

Mr. Henson also affirms that he has not divulged any proprietary or confidential information of Monro and will continue to maintain the confidentiality of such information consistent with Monro’s policies and his agreement(s) with Monro and/or common law.

Mr. Henson further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Monro or its officers, including any allegations of corporate fraud.

Mr. Henson affirms that all of Monro’s decisions regarding his pay and benefits through the Separation Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.Limited Disclosure and Return of Property.  Mr. Henson agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to his spouse, tax advisor, an attorney with whom he chooses to consult regarding his consideration of this Agreement and/or to any federal, state, or local government agency.

Mr. Henson affirms that he has returned all of Monro’s property, documents, and/or any confidential information in his possession or control, including but not limited to Monro’s vehicle, key fob and building keys, gas and corporate credit cards, laptops and other electronic equipment as of the Separation Date.  Mr. Henson also affirms that he is in possession of all of his property that he had at Monro’s premises and that Monro is not in possession of any of his property.

7.Confidential Information; Non-Competition; Non-Solicitation.

Mr. Henson acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company during the course of his employment with the Company, is the property of the Company.  Mr. Henson agrees that he will not, directly, willfully or negligently disclose to any unauthorized person or use any of such information, observations or data which is of a confidential or proprietary nature (“Confidential Information”) without the Company’s written consent, unless, and to the extent, that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of Mr. Henson’s acts or omissions to act, or (ii) Mr. Henson is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event he shall reasonably cooperate with the Company in connection with any action by the Company to limit or suppress such disclosure.  Mr. Henson represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit.

In consideration for the benefits set forth in paragraphs 2(b), 2(c) and 2(d) above, which Mr. Henson acknowledges is good and valuable consideration, he confirms that he is bound by and will comply with the restrictive covenants found in Sections 7.1 (Non-Disclosure), 7.2 (Non-Competition) and 7.3 (Non-Solicitation of Employees) of the Employment Agreement.

8.Breach.  If at any time, Mr. Henson breaches any term of this Agreement, Monro’s obligation to make any further payments to Mr. Henson pursuant to paragraphs 2(b), 2(c) or 2(d) of this Agreement cease immediately and Monro is relieved of any further obligations under this Agreement.  Following a breach by Mr. Henson, Monro may also recoup any monies previously paid to Mr. Henson pursuant to paragraphs 2(b), 2(c) or 2(d) hereunder.

9.Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.Non-admission of Wrongdoing/Non-Disparagement.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.    Mr. Henson shall refrain from making any statement, including to any person now or hereafter employed by or affiliated with Monro, whether oral or written, which disparages Monro, its Board, management, employees, customers, consultants, agents, suppliers, products or services.  In return, Monro will refrain from making any statement, whether oral or written, which disparages Mr. Henson.

11.Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

12.Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.  Mr. Henson acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

Mr. Henson IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  Mr. Henson ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT.

Mr. Henson MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MAUREEN MULHOLLAND, EXECUTIVE VICE PRESIDENT – CHIEF LEGAL OFFICER AND SECRETARY OF MONRO, INC., AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT."  THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO MAUREEN MULHOLLAND,  200 Holleder Parkway, Rochester, NY 14615 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER HE SIGNS THIS AGREEMENT.  THIS AGREEMENT BECOMES EFFECTIVE ON THE 8TH CALENDAR DAY AFTER IT IS SIGNED, ASSUMING MR. HENSON DOES NOT REVOKE HIS ACCEPTANCE.

Mr. Henson AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD.

Mr. Henson FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Monro, Inc.

/s/ Matt Henson	By:	/s/Maureen E. Mulholland
Matt Henson		Maureen E. Mulholland
EVP – CLO and Secretary

Date: February 27, 2024		Date: February 27, 2024